EXHIBIT 23

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the captions “Experts” and “Financial Statements” in Post-Effective Amendment No. 17 to the Registration Statement (Form S-1 No. 33-4711) and related Prospectus pertaining to The Lincoln National Life Insurance Company Agents’ Savings and Profit-Sharing Plan (the “Plan”) and to the use thereof our report dated March 24, 2003, with respect to the financial statements of the Plan, and to the incorporation by reference therein of our report dated February 7, 2003, with respect to the consolidated financial statements and schedules of Lincoln National Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

/S/ ERNST & YOUNG LLP

Philadelphia, Pennsylvania

April 24, 2003